EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-106542, 333-89942, 333-72796, 333-64667 and 333-29945) of ESS Technology, Inc. of our report dated March 13, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in ESS Technology Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.
/S/ Pricewaterhouse Coopers LLP
San Jose, California
March 13, 2006